                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                    Common Stock, par value $1.00 per share
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

     ---------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

                             DATED JANUARY 29, 1998


[LAIDLAW ENVIRONMENTAL SERVICES INC. LOGO]

                                JANUARY 30, 1998

Dear Stockholder:


    You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of Laidlaw Environmental Services, Inc. (the "Company"),
to be held on Tuesday, February   , 1998, at 10:00 a.m. eastern time, at 1301
Gervais Street, Suite 300, Columbia, South Carolina 29201.



    At the Special Meeting you will be asked to approve (i) the issuance (the "Issuance") of up to 162,000,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), in connection with an exchange offer (the "Offer") made by the Company to the stockholders of Safety-Kleen Corp., a Wisconsin corporation ("Safety-Kleen"); and (ii) an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Common Stock from 350,000,000 to 750,000,000 shares (the "Amendment"). If the Offer is successful, the Company intends to effect a merger (the "Merger") between Safety-Kleen and a wholly-owned subsidiary of the Company (formed solely to effect such Merger), pursuant to which the Company intends to acquire (the "Acquisition") all of the outstanding shares of common stock, par value $.10 per share, of Safety Kleen (the "SK Shares"). As of January 30, 1998, the Company's directors, executive officers and their affiliates (including Laidlaw Inc.) beneficially owned approximately 70.29% of the Company's outstanding shares of Common Stock, with other stockholders beneficially owning approximately 29.71%. If the transactions contemplated by the Offer are consummated, current Safety-Kleen shareholders (other than Laidlaw Inc.) would hold between 129,471,000 shares (41.55%) and 162,000,000 shares (47.0%) of the Company's outstanding Common Stock, depending on the Exchange Ratio (as defined in the accompanying Proxy Statement), the Company's directors, executive officers and their affiliates (including Laidlaw Inc.) would hold 126,908,000 shares (between 37.1% and 40.9% of the Company's outstanding Common Stock, depending on the Exchange Ratio), and the Company's current stockholders (other than the Company's directors, executive officers and their affiliates) would hold 53,641,000 shares (between 15.7% and 17.3% of the Company's outstanding Common Stock, depending on the Exchange Ratio).


    Approval of the Issuance requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of Common Stock entitled to vote is present. Approval of the Amendment requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on the Amendment, which vote would also require that a quorum be present.

    THE BOARD OF DIRECTORS HAS DETERMINED THAT THE ISSUANCE AND THE AMENDMENT ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE ISSUANCE AND THE AMENDMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ISSUANCE AND "FOR" APPROVAL OF THE AMENDMENT.

    Detailed information regarding the Issuance and the Amendment is set forth in the accompanying Proxy Statement.

    In view of the importance of the actions to be taken at the Special Meeting, we urge you to read the accompanying Proxy Statement carefully, and regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. A proxy may be revoked by a later dated, properly executed proxy. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

    We urge you to vote "FOR" approval of the Issuance and "FOR" approval of the Amendment.

                                          Sincerely,

                                          Kenneth W. Winger
                                          President and Chief Executive Officer

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

                              1301 GERVAIS STREET

                         COLUMBIA, SOUTH CAROLINA 29201
                                 (803) 933-4200

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY   , 1998

                             ---------------------

TO THE STOCKHOLDERS OF LAIDLAW ENVIRONMENTAL SERVICES, INC.


     Notice is hereby given that a special meeting (the "Special Meeting") of the stockholders of Laidlaw Environmental Services, Inc. ("the Company"), will
be held on Tuesday, February   , 1998, at 10:00 a.m. at 1301 Gervais Street,
Suite 300, Columbia, South Carolina 29201, for the following purposes:



          1. To approve the issuance (the "Issuance") of up to 162,000,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), in connection with an exchange offer (the "Offer") made by the Company to the stockholders of Safety-Kleen Corp., a Wisconsin corporation ("Safety-Kleen");


          2. To approve an amendment to the Company's certificate of incorporation to increase the authorized number of shares of Common Stock of the Company from 350,000,000 to 750,000,000 shares (the "Amendment"); and

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The approval of the Issuance requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of Common Stock entitled to vote is present. The approval of the Amendment requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on the Amendment, which vote would also require that a quorum be present.

     The Board of Directors has fixed the close of business on January 30, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. From January 30, 1998 until the date of the Special Meeting, a list of stockholders entitled to vote at the Special Meeting will be available for inspection by stockholders of record during business hours at the place of the Special Meeting and also will be available at the Special Meeting.

     Your attention is directed to the Proxy Statement delivered with this Notice.

                                 BY ORDER OF THE BOARD OF DIRECTORS,

                                 ----------------------------------

                                                                   , Secretary
                                 ----------------------------------

Columbia, South Carolina
January 30, 1998

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

                             DATED JANUARY 29, 1998


                                PROXY STATEMENT
                                       OF
                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                                    FOR THE
                        SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON

                              FEBRUARY      , 1998



     This Proxy Statement is being furnished to holders (the "Stockholders") of common stock, par value $1.00 per share (the "Common Stock"), of Laidlaw Environmental Services, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a special meeting of the Stockholders to be held at 1301 Gervais Street, Suite
300, Columbia, South Carolina 29201 on Tuesday, February      , 1998, at 10:00
a.m., local time and at any adjournment or postponement thereof (the "Special Meeting"). At the Special Meeting, Stockholders will be asked to consider and vote upon proposals to approve (i) the issuance (the "Issuance") of up to 162,000,000 shares of Common Stock in connection with an exchange offer (the "Offer") made by the Company to the shareholders of Safety-Kleen Corp., a Wisconsin corporation ("Safety-Kleen"); and (ii) an amendment to the Company's certificate of incorporation (the "Certificate") to increase the authorized number of shares of Common Stock from 350,000,000 to 750,000,000 (the "Amendment").



     As of January 30, 1998, the Company's directors, executive officers and their affiliates (including Laidlaw Inc.) beneficially owned approximately 70.29% of the Company's outstanding shares of Common Stock, with other stockholders beneficially owning approximately 29.71%. If the transactions contemplated by the Offer are consummated, current Safety-Kleen shareholders (other than Laidlaw Inc.) would hold between 129,471,000 shares (41.55%) and 162,000,000 shares (47.0%) of the Company's outstanding common stock, depending on the Exchange Ratio (as defined herein), the Company's directors, executive officers and their affiliates (including Laidlaw Inc.) would hold 126,908,000 shares (between 37.1% and 40.9% of the Company's outstanding common stock, depending on the Exchange Ratio), and the Company's current stockholders (other than the Company's directors, executive officers and their affiliates) would hold 53,641,000 shares (between 15.7% and 17.3% of the Company's outstanding common stock, depending on the Exchange Ratio).


     If the Offer is successful, the Company intends to effect a merger (the "Merger") between Safety-Kleen and a wholly-owned subsidiary of the Company (formed solely to effect such Merger), pursuant to which the Company intends to acquire (the "Acquisition") all of the outstanding shares of common stock, par value $.10 per share, of Safety Kleen (the "SK Shares") in exchange for consideration equal to that paid in connection with the Offer.


     This Proxy Statement is first being mailed or otherwise delivered to Stockholders on or about January 30, 1998. The record date for the Special Meeting is the close of business on January 30, 1998 (the "Record Date"). The principal executive offices of the Company are located at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201.


     The Board of Directors did not seek or obtain a fairness opinion with respect to the fairness of the consummation of the transactions contemplated by the Offer to the Stockholders.

                              THE SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE


     The Special Meeting will be held on Tuesday, February      , 1998, at 10:00
a.m., eastern time, at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201. At the Special Meeting, Stockholders will be asked to consider and vote upon proposals to approve (i) the Issuance and (ii) the Amendment.

RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of record of shares of Common Stock at the close of business on the Record Date, are entitled to notice of and to vote at the Special Meeting. As of such date, there were 182,282,097 shares of Common Stock issued and outstanding. Holders of record of Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT


     The approval of the Issuance requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of Common Stock entitled to vote is present. The approval of the Amendment requires the affirmative vote of a majority of the shares of outstanding Common Stock entitled to vote on the Amendment, which vote would also constitute a quorum. Accordingly, a failure to vote or an abstention with respect to the Amendment will have the same effect as a negative vote. All of the executive officers and directors of the Company and Laidlaw Inc. have advised the Company that they intend to vote their shares of Common Stock to approve the Issuance and the Amendment.


INTEREST OF CERTAIN PERSONS IN THE OFFER

     James R. Bullock, John R. Grainger and Leslie W. Haworth, all of whom are directors of the Company, are also officers of Laidlaw Inc.

SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy for the Special Meeting is enclosed with this Proxy Statement. All shares of Common Stock held of record as of the Record Date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies.

     The Board is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do come properly before the Special Meeting it is intended that shares of Common Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

     Abstentions will be counted as present for purposes of determining whether a quorum is present. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted as present for purposes of a quorum but will not be considered as present and entitled to vote with respect to such matter.

     Any proxy on which no direction is specified will be voted: (i) FOR the Issuance; (ii) FOR the Amendment; and (iii) in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. A Stockholder may revoke a proxy by: (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a proxy signed on a later date or (iii) appearing at the Special Meeting and voting in person.

     The cost of soliciting proxies from Stockholders will be borne by the Company. Proxies may be solicited by personal interview, mail and telephone by certain of the Company's executive officers, directors and regular employees, without additional compensation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation material to beneficial owners.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     This Proxy Statement incorporates by reference documents not presented herein or delivered herewith. These documents (not including exhibits to such documents that are not specifically incorporated by reference into such documents) are available without charge upon request to: Legal Department, Laidlaw Environmental Services, Inc., 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201. Telephone requests may be directed to the corporate legal department at (803) 933-4200. In order to ensure timely delivery of such documents, any request for documents should be submitted not later than February 6, 1998.


     The following documents filed with the Commission by the Company (File No. 1-8368) are incorporated herein by reference:


     (a) the Company's Form 10-K for the fiscal year ended August 31, 1997 (the "Company 1997 Form 10-K");


     (b) the Company's Current Report on Form 8-K, dated November 5, 1997, as amended, two Current Reports on Form 8-K, dated November 14, 1997, as amended, a Current Report on Form 8-K, dated November 19, 1997, as amended, a Current Report on Form 8-K, dated November 21, 1997, as amended, the Current Report on Form 8-K dated November 25, 1997, as amended and a Current Report on Form 8-K dated December 8, 1997 (the "Form 8-Ks");


     (c) the Company's Proxy Statement, dated December 10, 1997, as amended, for Safety-Kleen's Special Meeting held on January 9, 1998; and



     (d) the Company's Preliminary Proxy Statement, dated January 6, 1998, for Safety-Kleen's Special Meeting to be held on February 11, 1998.



     (e) the Company's Form 10-Q for the period ending November 30, 1997, dated January 13, 1998.


     The following documents filed with the Commission by Safety-Kleen (File No. 1-6513) are incorporated herein by reference:

     (a) Safety-Kleen Form 10-K for the fiscal year ended December 28, 1996, as amended by Form 10-K/A filed December 23, 1997 (except for the report of Safety-Kleen's independent auditors contained therein which is not incorporated herein by reference because the consent of Safety-Kleen's independent auditors has not yet been obtained);

     (b) Safety-Kleen Forms 10-Q for the quarterly periods ending March 22, June 14 and September 6, 1997;

     (c) Safety-Kleen Current Reports on Form 8-K, dated August 8, 1997, November 18, 1997 and November 21, 1997; and

     (d) Safety-Kleen Schedule 14D-9 Solicitation Recommendation Statement dated December 22, 1997, as amended and restated, relating to the Offer.

     All documents filed by either the Company or Safety-Kleen pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                          FORWARD-LOOKING INFORMATION

     This Proxy Statement contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve substantial risks and uncertainties. When used in this Proxy Statement, the words "believe" and "intend" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. A number of important factors could cause the Company's actual results, performance or achievements for fiscal 1998 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, without limitation, failure to achieve anticipated synergies, charges and costs related to acquisitions, environmental liabilities, attraction and retention of key personnel, general economic and business conditions and enhanced competition and new competitors.

                                   PROPOSAL 1

                  ISSUANCE OF COMMON STOCK IN CONNECTION WITH
                         THE PROPOSED OFFER AND MERGER

GENERAL


     Upon approval of the Issuance and the Amendment by the Stockholders, the Company proposes to issue between 129,471,000 and 162,000,000 shares of Common Stock pursuant to the Offer. If the Offer is successful, the Company intends to effect the Merger between Safety-Kleen and a wholly-owned subsidiary of the Company (formed solely to effect such Merger), pursuant to which the Company intends to consummate the Merger in exchange for consideration per share equal to the consideration paid in the Offer.


DESCRIPTION OF THE OFFER


     The Company has offered, upon the terms and subject to the conditions set forth in a Prospectus dated January 15, 1998 (the "Prospectus") and an accompanying letter of transmittal to exchange $18.00 in cash (the "Cash Consideration"), and a total number of shares of Common Stock equal to the Exchange Ratio, as defined below (the "Stock Consideration"), for each outstanding SK Share, including (unless and until the Company and LES Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("LES Acquisition"), declare that the Rights Condition (as defined below) is satisfied) the associated Safety-Kleen common share purchase rights (each, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 9, 1988, between Safety-Kleen and First National Bank of Chicago, as Rights Agent, as amended by a First Amendment to Rights Agreement, dated as of August 10, 1990, and a Second Amendment to Rights Agreement, dated as of November 20, 1997 (the "Rights Agreement"), validly tendered on or prior to the expiration date of the Offer (the "Expiration Date") and not properly withdrawn. Unless the context otherwise requires and unless and until the Rights are redeemed, all references to SK Shares herein shall include the associated Rights. All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.



     "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $12.00 by the weighted average trading prices for Common Stock (as reported on the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) for ten NYSE trading days (each a "Trading Day") selected by lot from the twenty Trading Days ending three business days immediately prior to the Expiration Date (the "Common Stock Average Price"), provided, that the Exchange Ratio shall not be less than 2.24 nor greater than 2.80. Accordingly, subject to changes in the actual market value of Common Stock on the date that SK Shares are actually exchanged, each SK Share will be exchanged for (in addition to the Cash Consideration) Common Stock having a market value of $12.00 if the Common Stock Average Price is between $4.28571 and $5.35714. If the Common Stock Average Price is greater than $5.35714, each SK Share will be exchanged for (in addition to the Cash Consideration) Common Stock having a market value of more than $12.00, and, conversely, if the Common Stock Average Price is less than $4.28571, each SK Share will be exchanged for (in addition to the Cash Consideration) Common Stock having a market value of less than $12.00, in each case subject to changes in the actual market value of Common Stock on the date that SK Shares are actually exchanged. Cash will be paid in lieu of fractional shares of Common Stock. On January 22, 1998, the closing price of Common Stock on the NYSE was $4.6250. Based on such closing price, the Exchange Ratio would be 2.59459, and each SK Share would be converted into $18.00 net in cash and 2.59459 shares of Common Stock. The Exchange Ratio will change as the market price of the Common Stock changes. The actual Common Stock Average Price and Exchange Ratio will be calculated as of the third Trading Day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second Trading Day prior to the Expiration Date (as it may be extended from time to time).

CONDITIONS TO OFFER


     The Company's obligation to exchange the Cash Consideration and the Stock Consideration (collectively, the "Offer Consideration") for SK Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following conditions: (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of SK Shares which, together with SK Shares owned by the Company and its affiliates, constitute at least two-thirds of the total number of outstanding SK Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for SK Shares (other than the Rights) had been so converted, exercised or exchanged) as of the date the SK Shares are accepted for exchange by the Company pursuant to the Offer (the "Minimum Tender Condition"), (ii) approval of the Issuance and the Amendment by the Stockholders (the "Stockholder Approval Condition"), (iii) the Safety-Kleen board of directors having redeemed the Rights or amended the Rights Agreement so that the Rights are inapplicable to the acquisition of SK Shares pursuant to the Offer, or the Company being otherwise satisfied in its reasonable discretion that the Rights are invalid or are not applicable to the acquisition of SK Shares pursuant to the Offer (the "Rights Plan Condition"), (iv) the Company being satisfied, in its reasonable discretion, either that the provisions of Section 180.1141 and Section 180.1150 of the Wisconsin Statutes (the "Wisconsin Statutes") are inapplicable to the Company and the Offer, or that (a) full voting rights for all SK Shares to be acquired by the Company and its subsidiaries pursuant to the Offer have been restored by the stockholders of Safety-Kleen pursuant to the Wisconsin Statutes and (b) the Wisconsin Statutes will not prohibit for any period of time the consummation of the Merger or any other "business combination" (as defined in such statutes) involving Safety-Kleen and the Company and its subsidiaries, or any of their respective affiliates (the "Wisconsin Statutory Conditions"); and
(v) all regulatory approvals required to consummate the Offer having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Board determines will or could be expected to materially impair the strategic and financial benefits expected to result from the Offer (the "Regulatory Approval Condition"). The Minimum Tender Condition, the Stockholder Approval Condition, the Rights Plan Condition, the Wisconsin Statutory Conditions, the Regulatory Approval Condition and the other conditions of the Offer are referred to herein collectively as the "Offer Conditions."


DESCRIPTION OF THE MERGER

     If the Offer is successful and the Offer Conditions are satisfied, the Company and its affiliates will own not less than two-thirds of the outstanding SK Shares, and will have sufficient voting power to approve the Merger independently of the votes of any other Safety-Kleen shareholders. If the Offer is successful, the Company presently intends to propose and seek to have Safety-Kleen effect the Merger in which LES Acquisition will merge with and into Safety-Kleen pursuant to the provisions of the Wisconsin Statutes and the General Corporation Law of the State of Delaware (the "DGCL"). LES Acquisition is a newly formed entity with no operations other than in connection with the Company's efforts to acquire Safety-Kleen.

     The consideration paid for SK Shares in the Merger would be identical to the consideration paid in the Offer. Safety-Kleen has not provided the Company with information that might be relevant in structuring the Merger, and the Company reserves the right to change the structure of the Offer and the Merger upon receipt of such information.

     Consummation of the Merger does not require approval by the Stockholders, and other than approval of the Issuance as requested in this Proxy Statement the Company does not intend to seek Stockholder approval of the Merger.

SOURCE AND AMOUNT OF FUNDS


     The Company estimates that the total amount of funds required pursuant to the Offer to pay for the Cash Consideration in connection with the exchange of all SK Shares outstanding on a fully diluted basis, to refinance the Company's existing bank debt, to refinance Safety-Kleen's existing and outstanding indebtedness and to pay fees and expenses related to the Offer will be approximately $1.8 billion. The Company plans to obtain the outside funds necessary to finance the Cash Consideration pursuant to credit facilities to be arranged by TD

Securities (USA), Inc. ("TDSI"). The Company has received a written financing commitment (the "Commitment Letter") from TDSI and Toronto-Dominion Bank ("TD") to provide senior secured credit facilities in the aggregate principal amount of up to $1.8 billion (the "Senior Credit Facilities"). The terms of the definitive agreement for the Senior Credit Facilities (the "Loan Agreement") have not yet been finalized. The following is a summary of the anticipated principal terms of the Senior Credit Facilities based upon the Commitment Letter. This summary is subject to finalization of the Loan Agreement and is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit (4)(p) hereto.


     The Credit Facilities will consist of four parts: (i) a $450,000,000 6-year Senior Secured Revolving Credit Facility with a $200,000,000 letter of credit sublimit (the "Revolving Credit Facility" or "Facility A"), (ii) a $550,000,000 6-year Senior Secured Amortizing Term Loan ("Facility B"), (iii) a $550,000,000 Minimally Amortizing 7-year Senior Secured Term Facility ("Facility C") and (iv) a $550,000,000 Minimally Amortizing 8-year Senior Secured Term Loan ("Facility D"); (Facility B, Facility C and Facility D, collectively, the "Term Loans"). The Credit Facilities will be secured by all of the tangible assets of the combined companies. The Credit Facility will be syndicated to banks and other financial institutions (collectively, the "Lenders") acceptable to the Company and the Agent. All of the capital stock of the Company and its subsidiaries, including the acquired Safety-Kleen subsidiaries, will be pledged as part of such security for the Credit Facilities, and such subsidiaries will guaranty the obligations of the Company to the Lenders. The Term Loans will be drawn in full on the closing date. The Revolving Credit Facility will be available commencing on the closing date at which time $200,000,000 will be available for letters of credit and $300,000,000 will be available for loans, subject to an aggregate maximum of $450,000,000.



     Facility A will have no scheduled amortization. The Term Loans will require aggregate principal repayments of $86 million in each of years 1 and 2, $111 million in each of years 3, 4, 5 and 6, $522 million in year 7 and $512 million in year 8.


     Borrowings under the Senior Credit Facilities will bear interest at a floating rate based upon, at LES Acquisition's option, (i) the higher of the TD prime rate and the federal funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") as determined by TD for the respective interest period, in each case plus a margin based upon the total leverage ratio of LES Acquisition. LES Acquisition also will pay administration fees, commitment fees, re-syndication fees (under certain circumstances) and certain expenses and provide certain indemnities, all of which LES Acquisition believes to be customary for commitments of this type. The commitment fees have been paid or will be payable, as applicable, in stages, beginning with the execution of the Commitment Letter and ending with a final payment upon consummation of the financing. The Commitment Letter may be extended beyond its expiration date of March 31, 1998 upon payment of an additional fee.

     The Loan Agreement will contain conditions precedent, representations and warranties, negative, affirmative and financial covenants (including financial covenants limiting annual capital expenditures, restricting debt, guaranties, liens, mergers and consolidations, sales of assets and payment of dividends, and establishing a total leverage ratio test, a fixed charge coverage test, an interest coverage ratio test and a maximum contingent obligation to operating cash flow ratio test), events of default and other provisions customary for such financings.

     TD's commitment to provide the Senior Credit Facilities is conditioned on, among other things, the following: the negotiation, execution and delivery of the Loan Agreement; receipt of all necessary or desirable governmental, shareholder and third-party consents; the absence of a material adverse change in the business assets, operations, condition (financial or otherwise), or prospects of LES Acquisition, Safety-Kleen and their respective subsidiaries on a consolidated basis; the execution of definitive agreements relating to the Merger and the Offer; satisfactory completion of due diligence examinations; prior or contemporaneous repayment in full of all existing indebtedness of each of LES Acquisition and Safety-Kleen; and the successful syndication of $400 million of the $1.8 billion commitment; and after consummation of the transactions at closing, either (i) the Company shall hold a sufficient number of shares to effect the Merger or (ii) the Merger shall have been or, concurrently with the closing, shall be, consummated, and the surviving corporation shall be a wholly-owned subsidiary of LES Acquisition.

     It is anticipated that the indebtedness incurred through borrowings under the Senior Credit Facilities will be repaid from funds generated internally by LES Acquisition and its subsidiaries, and from other sources. No final decisions have been made concerning the method LES Acquisition will employ to repay such indebtedness. Such decisions when made will be based on LES Acquisition's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     After consummation of the Merger, the Company will be highly leveraged with substantial debt service obligations, including principal and interest obligations with respect to bank debt of as much as $1.8 billion. In addition, the Company's ability to obtain additional debt financing will be limited by restrictive covenants under the terms of its credit agreements and any other debt instruments and those limits on financing may therefore limit the Company's ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations.

RISK FACTORS


     Dilution of Existing Stockholders. The exchange of SK Shares for shares of Common Stock will cause substantial dilution to the voting power and interests of current Stockholders and, possibly, lead to a change in control of the Company. Based upon the 182,282,097 shares of Common Stock outstanding as of January 30, 1998, the shares of Common Stock issuable upon consummation of the Offer and the Merger will constitute between 71.0% and 88.8% of the Common Stock outstanding on a fully diluted basis, assuming the exercise of currently outstanding vested options and warrants and the conversion of currently outstanding debt securities. Assuming a Common Stock Average Price of
$          , the ownership interest of directors and executive officers of the
Company and their affiliates (including, Laidlaw Inc.) would decrease to between
     % to      % and the ownership interests of other Stockholders would
decrease to between      % to      %, in each case on the fully diluted basis
described above.



     Ownership of Existing Stockholders. As of November 30, 1997, Laidlaw Inc. owned beneficially approximately 66.8% of the outstanding Common Stock. If the Offer is successful and the Merger consummated, Laidlaw Inc.'s beneficial ownership of the Company (without taking into account the PIK Note) will be reduced to 32.1% of the outstanding Common Stock. Laidlaw Inc.'s management is currently available to provide formal and informal assistance to the Company and its management, and Laidlaw Inc.'s majority ownership in the Company (and accordingly its ability to control the Company's business decisions) may cause the Company to receive favorable treatment from lenders, suppliers and other service providers with whom both Laidlaw Inc. and the Company have business relationships. Laidlaw Inc.'s management may be less available to the Company after Laidlaw Inc. reduces its ownership in the Company, and it is possible that lenders, suppliers and other service providers with whom both Laidlaw Inc. and the Company have business relationships will view the Company less favorably if Laidlaw Inc. ceases to have the ability to control the Company's business decisions.


     Uncertainties in Integrating Operations and Achieving Cost Savings. The Company and Safety-Kleen and certain direct and indirect subsidiaries each are large enterprises with operations in different markets. The success of any business combination, including the Merger, is in part dependent on the ability following the Merger to consolidate operations and integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the reallocation of staff present significant management challenges. There can be no assurance that future consolidated results will improve as a result of the Merger, or as to the timing or extent to which cost savings and efficiencies anticipated by the Company will be achieved.


     Leverage. After consummation of the Merger, the Company will be highly leveraged with substantial debt service obligations, including principal and interest obligations with respect to bank debt of as much as $1.8 billion. Therefore, the Company will be particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. In addition, the Company's ability to obtain additional debt financing will be limited by restrictive covenants under the terms of its credit agreements and any other debt instruments and those limits on financing may therefore limit the Company's ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations.

REASONS FOR THE ACQUISITION

     The Company believes that both Stockholders and Safety-Kleen shareholders will benefit in several ways from the Acquisition.

     Strategic Fit. The Company believes the combination with Safety-Kleen will bring together complimentary assets that on a combined basis will be better able to compete in the hazardous waste management marketplace. A service center network that links the Company's customers to its treatment and disposal facilities such as landfills and incinerators is one of the Company's primary operational strengths. These service centers differentiate the Company from its competitors and allow for both responsiveness and accountability in managing a customer's hazardous waste stream. The Company believes the acquisition of Safety-Kleen will further increase vertical integration of the Company's business and enhance its service centers' recovery capabilities by processing waste streams collected by Safety-Kleen. In addition, the Company believes that its acquisition of Safety-Kleen will result in a further strengthening of the Company's market position by:

     - providing additional service center market coverage in key geographic regions including Kentucky, Minnesota, and New Jersey:

     - introducing a smaller-sized customer base to compliment the Company's existing customer base of medium- and large-sized customers; and

     - providing significant expansion into the solvent recycling market.

     Synergies. Upon consummation of the Offer, the Company intends to build upon Safety-Kleen's leading market presence and quality brand equity. The Company's management believes that annual cost savings of approximately $100 to $130 million would result from the combination of the two companies due to an anticipated elimination of duplicative head office and regional office general and administrative and other public company costs, the closure of forty (40) to fifty (50) overlapping service center facilities, the increased utilization of those facilities that remain open from such efficiencies as improved transportation route density, for example, and the internalization of various waste streams.

     These estimated cost savings from synergies are described in detail below. The Company believes these estimated savings are achievable and has fully considered the contrary arguments asserted by Safety-Kleen in its Schedule 14D-9.

     Waste internalization. The Company has estimated from publicly available sources that Safety-Kleen spends approximately $37 million annually for outside disposal of hazardous wastes it generates, consisting of fuel blend material, as well as waste disposed of at hazardous waste incinerators, landfills and wastewater treatment facilities. The Company currently receives an insignificant amount of waste material for disposal from Safety-Kleen.


     The Company would internalize the incinerable and wastewater waste materials for disposal at Company owned facilities. The fuel blend material would be either used as a fuel source or blended with solid waste material for burning at the Company's three solid hazardous waste incinerator facilities. When used as a fuel source, the Company avoids incurring the cost of purchasing conventional fuel from third parties.


     Based on the above, and taking into account an estimate for possible incremental transportation costs, the Company estimates the cost savings from waste internalization to be $13.5 million to $25 million.

     Facility consolidation. The Company estimates that 40 to 50 processing and service center facilities can be rationalized and closed due to the overlapping coverage areas of Company and Safety-Kleen operations. These facility closure estimates are based upon a thorough review of the 53 existing Company service center and processing facilities and the 167 existing Safety-Kleen North American branch network and recycling facilities.

     The Company obtained information on the Safety-Kleen facilities from a variety of public sources to determine each facility's geographic coverage and permit capabilities. The Safety-Kleen facilities were then overlayed against the existing Company facilities to determine the redundant operating locations. Based on this analysis, the Company has estimated that 5 processing facilities and 35 to 45 service center operations could be closed.

     The Company estimates that the cost savings from these facility closings would be approximately $2.0 to $2.5 million per processing facility and $1.0 to $1.5 million per service center facility based on its historical experience in cost savings achieved by the Company following the acquisition of Rollins Environmental Services, Inc. ("Rollins") and other cost studies.

     The cost savings per location are based on the concept that waste collection and routing efficiencies would be achieved by combining the transportation resources of the overlapping operating locations and reducing the total number of vehicles and drivers required to service the existing combined customer base. The closure of redundant facilities would also result in cost savings related to the personnel and property costs associated with such facilities.

     Selling, general and administrative cost savings. The Company estimates that selling, general and administrative cost savings of approximately $45 million to $60 million would be achieved through the elimination of duplicative regional and head office costs. The Company intends to incorporate the Safety-Kleen operations directly into the Company's existing operational organization, which will result in the elimination of all duplicate administrative support functions. These estimates are based on the reduction of 600 to 800 personnel at annualized savings of $75,000 each.


     Based on the estimated cost savings identified by Company management, the Company believes that it can achieve annualized benefits of approximately $100 to $130 million. The Company expects to begin achieving cost savings within three months of the Merger, and to fully implement the cost savings within the first year after consummation of the Merger. The Company will also consider the sale of Safety-Kleen's European operations and its oil recovery business. This rationalization is expected to strengthen the Company's market position, improve the overall industry fundamentals through capacity reduction and result in immediate cost savings. The Company management estimates that the Company will incur one time costs of not more than $100 million relating to facilities closure and severance expenses incurred in connection with achieving these synergies. Through the successful merger with Rollins, which took place in May of 1997, the Company has demonstrated its ability to manage the integration of an acquisition and capitalize on the benefits that can accrue to merged companies in its industry. To date, the Company believes synergies achieved in the Rollins merger, on an annualized basis, total approximately $90 million. There can be no assurance, however, that after consummation of the Merger the projected cost savings will be achieved or will be equal to those achieved in the Rollins acquisition.


CONSIDERATIONS OF THE COMPANY'S BOARD OF DIRECTORS

     The Company's Board of Directors believes that the Merger is fair and in the best interests of the Stockholders because, for the reasons discussed under "Reasons for the Acquisition" above and as set forth below, it will permit the Stockholders to participate in a diversified, cost efficient, and more competitive combined company.


     Upon learning that Safety-Kleen had retained William Blair in August 1997, the Company's Board of Directors considered whether to pursue a strategic business combination with Safety-Kleen. In deciding to pursue the acquisition, the Company reviewed the historical financial condition and results of operations of the Company and its subsidiaries, the profitability of various lines of business, the current competitive environment, the Company's strategic goals, and Safety-Kleen's historical financial condition and results of operations.


     In reaching its decision to approve and adopt the Offer, the Company's Board of Directors consulted with the Company's senior management and its financial and legal advisers and considered many factors, including but not limited to, those listed above and the following:


          (i) confidence in the Company's ability to achieve anticipated synergies based on the Company's historical record of achieving expected post-acquisition synergies, as evidenced by the Company's post-acquisition historical results of operations and cash flows after the Rollins Acquisition (as defined herein) and the acquisition of National Electric, Inc.;



          (ii) the belief that the Company can meet the debt service requirements created by consummation of the Merger, as evidenced by the Company's historical debt service coverage ratios;



          (iii) the fact that the Merger allows the Company to significantly expand its revenues and the scope and geographic base of its operations;

          (iv) the belief that a combined Company/Safety-Kleen entity will have enhanced liquidity because of greatly increased public share holdings;


          (v) the current economic and competitive operating environment and the opportunities for growth and diversification that are more readily available to a combined Company/Safety-Kleen entity than to the Company on a stand-alone basis; and


          (vi) the opportunity for Stockholders to participate in the combined company resulting from the Merger, which is expected to have a greater potential for profits and growth and future increase in shareholder value than the Company would have alone.


     After a discussion of the factors described above, including asking questions of the Company's management and its legal and financial advisers, the Board of Directors reached a general consensus that the Merger was in the best interests of Company and the Stockholders. The foregoing discussion of the information and factors considered by the Board of Directors in determining that the Offer and the Merger are fair and in the best interests of the Stockholders is not intended to be exhaustive, but is believed to include the material factors considered by the Board of Directors in connection with its evaluation of the Offer and the Merger. In view of the wide variety of factors considered and the complexity of such matters, the Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

THE COMPANY AND SAFETY-KLEEN COMPARATIVE PER SHARE DATA

     The following table sets forth comparative per share data of the Company and Safety-Kleen on both a historical and pro forma combined basis. This table should be read in conjunction with each entity's historical financial statements and notes thereto as set forth in the filings incorporated by reference herein (but which in the case of Safety-Kleen are not covered by the report of Safety-Kleen's independent accountants for purposes of this Proxy Statement), and in conjunction with the unaudited pro forma combined financial information appearing elsewhere in this Proxy Statement. See "Company and Safety-Kleen Unaudited Pro Forma Combined Financial Information."

     The pro forma information set forth below gives effect to (a) the acquisition of Rollins, and (b) the Rollins acquisition, the Offer, the Merger and the other transactions described herein under the heading "The Company, Rollins and Safety-Kleen Unaudited Pro Forma Combined Financial Information", as if each had occurred as of September 1, 1996. Both the Rollins acquisition and the Merger and pending acquisitions have been presented using the purchase method of accounting. This information does not reflect the estimated cost savings of the Rollins acquisition, nor the cost savings of approximately $100 to $130 million that the Company's management believes may result from the Merger. The pro forma combined per share data is not necessarily indicative of actual results of operations of the Company, Rollins, and Safety-Kleen had the transactions assumed therein occurred on the dates specified, nor are they indicative of future expected results.


                                                                                 LAIDLAW
                                                                              ENVIRONMENTAL/
                                                  LAIDLAW                      SAFETY-KLEEN    SAFETY-KLEEN
                                               ENVIRONMENTAL   SAFETY-KLEEN     PRO FORMA        PRO FORMA
                                                HISTORICAL      HISTORICAL     COMBINED(1)     EQUIVALENT(2)
                                               -------------   ------------   --------------   -------------
Book value per common share:
  August 31, 1997............................     $ 1.82          $8.49           $ 3.04          $ 8.18
  November 30, 1997..........................       1.90           8.49             3.08            8.29
Year ended August 31, 1997:
  Primary Income (loss) per common share from
     continuing operations(4)................      (1.33)          1.04            (0.71)          (1.91)
  Cash dividends(3)..........................         --           0.36               --              --
Three months ended November 30, 1997:
  Primary income per share...................      0.056           1.04            0.013           0.035
  Fully diluted income per share(4)..........      0.047             --               --              --


---------------

(1) See "Company, Rollins and Safety-Kleen Selected Unaudited Pro Forma Financial Information."

(2) The Safety-Kleen pro forma equivalent represents the Company/Safety-Kleen pro forma combined book value, dividends and income (loss) per common share multiplied by an Exchange Ratio of 2.69, which assumes a Company share price of $4.459375.

(3) The Company has not paid cash dividends during the past two fiscal years and does not presently anticipate paying any cash dividends in the future. In addition, the Company's existing credit facility, and its proposed credit facility to be arranged through TD Securities (USA), Inc., preclude the payment of cash dividends.

(4) Fully diluted earnings per share, which include the dilutive effect of the subordinated convertible debenture, have not been included for the historical year ended August 31, 1997, nor for the pro forma three months ended November 30, 1997, as the effect of such inclusion would be to increase earnings per share, and thus be anti-dilutive.


RELATIONSHIPS WITH SAFETY-KLEEN

     Except as to the transactions described below effected on the NYSE by a wholly owned subsidiary of the Company, neither the Company nor any of its subsidiaries, nor to the best of its knowledge, any of its or their directors or executive officers nor any associate of any of such persons, beneficially owns or has a right to acquire any equity securities of Safety-Kleen nor to the best knowledge of the Company have any of such persons effected any transaction in such equity securities during the last 60 days.

                                                               NUMBER OF
                                                                  SK
                      DATE PURCHASED                         SHARES BOUGHT   PRICE PER SHARE
                      --------------                         -------------   ---------------
10/02/97...................................................         100         $23.8750
10/28/97...................................................      78,000         $20.5000
10/28/97...................................................      85,000         $20.7500
10/28/97...................................................      43,000         $21.5000
10/28/97...................................................      23,000         $19.7500
10/28/97...................................................      10,000         $20.2600
10/28/97...................................................       2,000         $19.5000
10/29/97...................................................     191,000         $22.0000
10/29/97...................................................      91,000         $21.9375
10/29/97...................................................      25,100         $21.8750
10/29/97...................................................      38,200         $21.8125
10/29/97...................................................       9,700         $21.7500
10/29/97...................................................       5,000         $21.6250

     Neither the Company nor, to the best of its knowledge, any of its directors or executive officers has (i) any contract, arrangement, understanding or relationship with any other person with respect to any securities of Safety-Kleen, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; (ii) had any contacts or negotiations with Safety-Kleen or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, except as described herein; or (iii) has had any transaction with Safety-Kleen or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer except existing and present business relationships (e.g., providing services to each other or considering the purchase or sale of discrete assets or operations or alliances) in the ordinary course of business none of which are material, the sale of certain assets of a Company subsidiary to Safety-Kleen in February 1996 and the accompanying cooperative services agreement which is in the process of being terminated.

ACCOUNTING TREATMENT

     The Company will account for the Merger using the purchase method of accounting. Accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Merger date. Safety-Kleen's financial position and results of operations will not be included in the Company's consolidated accounts prior to the consummation date of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of all the material anticipated federal income tax consequences of the Offer and the Merger. It does not address any tax consequences of the Offer and the Merger to persons who exercise appraisal rights, if any, to the Merger. This discussion may not apply to certain classes of persons subject to special tax treatment, such as foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired SK Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold SK Shares as part of a straddle or conversion transaction. This discussion is based upon laws, regulations, rulings and decisions, all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service (the "Service") on the tax consequences of the Offer and the Merger.

     The exchange of SK Shares for Common Stock and cash pursuant to the Offer and Merger will be a taxable transaction to the holders of SK Shares for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. In general, for U.S. federal income purposes, each Safety-Kleen shareholder will realize gain or loss equal to the difference between (x) the amount of cash and the fair market value of the shares of Common Stock received and (y) the Safety-Kleen shareholder's adjusted tax basis in the SK Shares exchanged therefor. Such gain or loss will be capital gain or loss if the Safety-Kleen shareholder holds the SK Shares as a capital asset and will be long-term gain or loss if the Safety-Kleen shareholder's holding period for the SK Shares is more than eighteen months. The Safety-Kleen shareholder will have a tax basis in the Common Stock received equal to the fair market value thereof and the shareholder's holding period for the Common Stock will begin on the day following the date of the exchange.

     If the Board of Directors of Safety-Kleen agrees to the Offer, the Merger may be restructured as a partially tax-free merger for U.S. federal income tax purposes. Neither the Offer nor the Merger will have any federal income tax consequences on present Stockholders.

MARKET PRICES

     The Common Stock is listed and principally traded on the NYSE under the symbol "LLE" and is also traded on the Pacific Exchange, Inc. The SK Shares are listed and traded on the NYSE under the Symbol "SK." The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape.

                                                          COMMON STOCK             SK SHARES
                                                           PRICE RANGE            PRICE RANGE
                                                       -------------------    -------------------
                                                         HIGH        LOW        HIGH        LOW
                                                       --------    -------    --------    -------
1995
First Quarter........................................  $ 5  1/2   $ 4        $17   7/8   $14  1/2
Second Quarter.......................................    5          4  1/8    18   1/8    15
Third Quarter........................................    5  1/4     4  1/4    18          12  7/8
Fourth Quarter.......................................    4  1/2     2  3/4    15   3/4    13  3/4
1996
First Quarter........................................    3  1/8     2         15   7/8    13  3/8
Second Quarter.......................................    4  1/2     2  1/4    17   1/2    14  1/2
Third Quarter........................................    4  1/2     2  5/8    18   5/8    15  1/8
Fourth Quarter.......................................    2  7/8     1  5/8    17   1/4    14  3/4
1997
First Quarter........................................    3  3/8     1  3/4    18   3/8    14  1/2
Second Quarter.......................................    3  1/4     2  5/8    17  11/16   14  1/8
Third Quarter........................................    5 15/16    2  7/8    26          16
Fourth Quarter (through December 31, 1997)...........    5  3/4     4  1/8    29          18  1/8

     On August 7, 1997, the date prior to the date Safety-Kleen announced its retention of William Blair, the closing price per SK Share, as reported on the NYSE Composite Tape, was $17.8125, and the closing price per share of Common Stock, as reported on the NYSE Composite Tape, was $3.1875. On November 3, 1997, the date prior to the date of the public announcement of the Company's intention to acquire Safety-Kleen, the closing price per SK Share, as reported on the NYSE Composite Tape, was $21.9375, and the closing price per share of Common Stock, as reported on the NYSE Composite Tape, was $4.9375.

     On November 19, 1997, the last trading day prior to the public announcement of the Buyout Proposal and the Company's Offer, the closing sales price per share of Common Stock was $4.875 and the closing sales price per SK Share was $26.0625. On January 28, 1998, the closing price per share of Common Stock was
$          , and the closing price per share of an SK Share was $          .
Past price performance is not necessarily indicative of likely future price performance. Stockholders are urged to obtain current market quotations for SK Shares and for shares of Common Stock.

     The Company has not paid cash dividends during the past two fiscal years and does not presently anticipate paying any cash dividends in the future. The Company's existing credit facility precludes the payment of cash dividends.

     According to the Safety-Kleen 1996 Form 10-K, there were, as of December 28, 1996, 8,042 holders of record of SK Shares. As of October 7, 1997, there were 6,234 holders of record of shares of Common Stock.


DESCRIPTION OF COMPANY CAPITAL STOCK



     The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock and 1,000,000 shares of Company Preferred Stock, par value $1.00 per share ("Preferred Stock").



     Company Common Stock. As of January 30, 1998, there were 182,282,097 shares of Common Stock issued and outstanding. In connection with the Offer, the Company is seeking approval from its Stockholders to increase the amount of authorized shares of Common Stock to 750,000,000 shares. The Stockholders are entitled to one vote per share on all matters requiring stockholder action. The Stockholders participate ratably in liquidation, subject to the payment to the holders of any outstanding class of Preferred Stock of the preferential amounts to which they are entitled.


     Dividends on the Common Stock may be declared and paid only out of surplus or net profits legally available for the payment of dividends. The Company has not paid cash dividends during the past two fiscal years and does not presently anticipate paying any cash dividends in the future. The Company's existing credit facility precludes the payment of cash dividends.


     Company Preferred Stock. The Company is authorized to issue 1,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Company's Board of Directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by the Company's Board of Directors in the following respects: (i) the rate of dividend; (ii) the amount per share, if any, which the Preferred Stock shall be entitled to receive upon redemption, liquidation, distribution or sale of assets, dissolution or winding up of the Company; (iii) terms and conditions of conversions, if any; and (iv) terms of sinking fund, redemption or purchase account, if any. As of January 30, 1998, the Company had no Preferred Stock outstanding.


                            SELECTED FINANCIAL DATA

     The summary below sets forth selected historical financial data and selected unaudited pro forma combined financial data. This financial data should be read in conjunction with the historical financial statements and notes thereto contained in the filings incorporated by reference herein (but which, in the case of Safety-Kleen, are not covered by the report of Safety-Kleen's independent accountants for purposes of this Proxy Statement), and in conjunction with the unaudited pro forma combined financial information and notes thereto appearing elsewhere in this Proxy Statement.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY


     The selected historical financial data of the Company set forth below has been derived from financial statements of the Company as they appeared in the Company's Form 10-K for the year ended August 31, 1997, and in the Company's Form 10-Q for the three months ended November 30, 1997.



                             THREE MONTHS                        YEAR ENDED AUGUST 31,
                                 ENDED         ----------------------------------------------------------
                           NOVEMBER 30, 1997      1997         1996         1995        1994       1993
                           -----------------   ----------   ----------   ----------   --------   --------
                                                       ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Income Data:
  Revenues...............     $  211,552       $  678,619   $  652,973   $  599,241   $517,804   $511,554
  Income (loss) from
     continuing
     operations(1).......     $   10,144       $ (183,452)  $    6,714   $   16,765   $ 22,531   $ 11,654
  Primary income (loss)
     per share from
     continuing
     operations(1).......     $    0.056       $   (1.329)  $    0.056   $    0.140   $  0.188   $  0.097
  Fully diluted income
     per share(2)........     $    0.047
  Cash dividends per
     common share........             --               --           --           --         --         --
Balance Sheet Data:
  Working capital........     $   74,525       $   76,095   $   40,677   $   60,075   $ 90,831   $119,522
  Total assets...........     $1,590,200       $1,610,878   $1,491,294   $1,367,411   $974,053   $947,976
  Long-term debt.........     $  495,339       $  540,096   $   55,838   $   64,256   $ 18,454   $ 24,253
  Stockholders'
     equity(3)...........     $  346,513       $  327,965   $1,094,777   $1,056,266   $798,597   $795,887
  Primary weighted
     average common and
     common stock
     equivalents
     outstanding
     (000's).............        180,822          138,033      120,000      120,000    120,000    120,000
  Fully diluted weighted
     average common and
     common stock
     equivalents
     outstanding
     (000's).............        274,156               --           --           --         --         --


---------------

(1) Fiscal year 1997 includes restructuring charge, net of tax benefit, of $200 million ($332 million pre-tax) or $1.45 per share.
(2) Inclusion of fully-diluted per share components would have been anti-dilutive in 1997. No dilutive components existed prior to 1997.
(3) For fiscal years 1993 to 1996 inclusive, stockholders' equity represents the net investment of Laidlaw Inc. in the Company.

SELECTED HISTORICAL FINANCIAL DATA OF SAFETY-KLEEN

     The selected historical financial data of Safety-Kleen set forth below has been derived from financial statements of Safety-Kleen as they appeared in Safety-Kleen's Form 10-K filed with the Commission for each of the five fiscal years in the period ended December 28, 1996 and the Safety-Kleen Form 10-Q for the period ended September 6, 1997, the latest publicly-filed financial statements available. The Safety-Kleen 1996 Form 10-K should also be read in conjunction with Safety-Kleen's selected historical financial data.

                                    36 WEEKS ENDED
                              ---------------------------                            FISCAL YEAR
                              SEPTEMBER 6,   SEPTEMBER 7,   -------------------------------------------------------------
                                  1997           1996          1996         1995        1994       1993         1992(3)
                              ------------   ------------   ----------   ----------   --------   ---------     ----------
                                                      ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Income Data:
  Revenues..................   $  680,172      $626,176     $  923,126   $  859,251   $791,267   $ 795,508     $  794,542
  Income (loss) from
    continuing operations...   $   40,297      $ 40,685     $   61,109   $   53,303   $ 50,094   $(101,346)(1) $   45,637(2)
  Net income (loss) per
    share from continuing
    operations..............   $     0.69      $   0.70     $     1.05   $     0.92   $   0.87   $   (1.76)(1) $     0.79(2)
  Cash dividends per common
    share...................   $     0.27      $   0.27     $     0.36   $     0.36   $   0.36   $    0.36     $     0.34
Balance Sheet Data:
  Working capital...........   $   74,795                   $   72,340   $   43,532   $ 31,766   $  53,472     $   47,729
  Total assets..............   $1,037,192                   $1,044,823   $1,009,050   $973,444   $ 950,664     $1,006,446
  Long-term debt............   $  246,080                   $  276,954   $  283,715   $284,125   $ 288,633     $  300,724
  Stockholders' equity......   $  495,718                   $  480,290   $  433,435   $396,336   $ 362,664     $  492,095
  Weighted average common
    and common stock
    equivalents (000's).....       58,490        58,078         58,152       57,857     57,541      57,679         57,768

---------------

(1) Includes restructuring and special charges, net of tax benefit, of $136 million ($229 million pre-tax) or $2.36 per share.
(2) Includes $300,000 ($.01 per share) increase in net earnings from cumulative effect of prior years effect of adopting Statement of Financial Accounting Standards (SFAS) No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes.
(3) Fiscal year 1992 was a fifty-three week year. All other years presented were fifty-two weeks.

COMPANY, ROLLINS AND SAFETY-KLEEN SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information combines the consolidated income statements of the Company and Rollins, and the consolidated balance sheets and income statements of the Company and Safety-Kleen as if the acquisition of Rollins by the Company on May 15, 1997 (the "Rollins Acquisition"), the Offer, the Merger and the other transactions described herein had occurred for all periods presented. These statements are prepared on the basis of accounting for the Rollins Acquisition and the Merger as a purchase and are based on the assumptions set forth in the notes thereto. These statements and the pro forma information presented below do not reflect the estimated cost savings of approximately $100 to $130 million the Company believes will result from the Merger or the estimated cost savings of the Rollins Acquisition. The following information is not necessarily indicative of the financial position or the actual results of operation that would have occurred had the transactions assumed herein occurred on such dates or of expected future results. This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of the Company and Safety-Kleen included in the documents described under "Incorporation of Certain Documents by Reference" (but which, in the case of Safety-Kleen, are not covered by the reports of Safety-Kleen's independent accountants for purposes of this Proxy Statement), the consolidated financial statements and accompanying notes of Rollins, and the pro forma combined financial statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Combined Financial Information."

                                                                       PRO FORMA COMBINED
                                                          --------------------------------------------
                                                                YEAR ENDED          THREE MONTHS ENDED
                                                              AUGUST 31, 1997       NOVEMBER 30, 1997
                                                          -----------------------   ------------------
                                                                          (UNAUDITED)
                                                           ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Income Data:
  Revenue................................................       $1,802,627               $441,566
  Income (loss) from continuing operations...............         (241,810)                 4,187
  Income (loss) from discontinued operations.............               20                     --
                                                                ----------               --------
          Net income (loss)..............................       $ (241,790)              $  4,187
                                                                ==========               ========
Per share data(1):
Primary:
  Income (loss) from continuing operations...............       $   (0.711)              $  0.012
  Income (loss) from discontinued operations.............             .000                     --
                                                                ----------               --------
          Net income (loss)..............................       $   (0.711)              $  0.012
                                                                ==========               ========
  Weighted average common and common stock equivalents
     (000's).............................................          339,980                338,631
                                                                ==========               ========
Fully diluted:
  Net income.............................................               --               $  0.010
  Weighted average common and common stock equivalents
     (000's).............................................               --                446,510

                                                            PRO FORMA COMBINED
                                                          AS OF NOVEMBER 30, 1997
                                                          -----------------------
                                                                (UNAUDITED)
                                                             ($ IN THOUSANDS)
Balance Sheet Data:
  Assets
     Total current assets................................       $  500,276
          Total assets...................................        4,454,385
  Liabilities
     Total current liabilities...........................          422,870
     Long term debt......................................        1,764,809
     Subordinated convertible debenture..................          350,000
          Total liabilities..............................        3,414,277
  Stockholders' Equity...................................        1,040,108


---------------


(1) Assumes an Exchange Ratio of 2.69.

                     THE COMPANY, ROLLINS AND SAFETY-KLEEN
               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     The following selected unaudited pro forma combined financial information combines the consolidated income statements of the Company and Rollins and the consolidated balance sheets and income statements of the Company and Safety-Kleen as if the Rollins Acquisition, the Offer, the Merger and the other transactions described herein had occurred for all periods presented. These statements are prepared on the basis of accounting for the Acquisition and the Merger as a purchase and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings of the Rollins Acquisition, nor the cost savings of approximately $100 to $130 million the Company believes will result from the Merger. This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of the Company and Safety-Kleen included in the documents described under "Incorporation of Certain Documents by Reference" (but which, in the case of Safety-Kleen, are not covered by the reports of Safety-Kleen's independent accountants for purposes of this Proxy Statement), the Rollins financial statements included herein and the pro forma accompanying discussion and notes set forth under this section.


     The following information is being presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the transactions assumed herein been consummated at the beginning of the periods for which the transactions are being given effect, nor is it necessarily indicative of future operating results or financial position.

                     THE COMPANY, ROLLINS AND SAFETY-KLEEN
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED AUGUST 31, 1997

                                               HISTORICAL      PRO FORMA
                                 HISTORICAL      LAIDLAW      ADJUSTMENTS
                                  ROLLINS     ENVIRONMENTAL     DR/(CR)
                                 ----------   -------------   -----------
                                 (UNAUDITED $ IN THOUSANDS, EXCEPT PER SH
Revenues.......................   $150,985      $ 678,619      $  4,099(Da)
Expenses:
  Operating....................    149,791        485,062        (4,099)(Da)
  Depreciation and
    amortization...............     22,606         53,506        (6,345)(Db)
  Selling, general and
    administrative.............     22,371         73,068
  Restructuring charge.........         --        331,697
                                  --------      ---------      --------
        Total expenses.........    194,768        943,333       (10,444)
                                  --------      ---------      --------
Operating income (loss)........    (43,783)      (264,714)       (6,345)
Allocated interest expense.....         --         24,030
Interest expense...............      5,856         20,243         9,625(Dc)
Other income...................         --          2,865
                                  --------      ---------      --------
Income (loss) from continuing
  operations before income
  tax..........................    (49,639)      (306,122)        3,280
Income tax expense (benefit)...    (17,460)      (122,789)        3,251(Dd)
                                  --------      ---------      --------
Income (loss) from continuing
  operations before minority
  interest.....................    (32,179)      (183,333)        6,531
Minority interest (net of
  tax).........................         --           (119)           --
                                  --------      ---------      --------
Income (loss) from continuing
  operations...................   $(32,179)     $(183,452)     $  6,531
                                  ========      =========      ========
Loss per share from continuing
  operations (Note D5).........                 $  (1.329)
Weighted average common and
  common stock equivalents
  outstanding (000s)...........                   138,033

                                   PRO FORMA     HISTORICAL    PRO FORMA
                                    LAIDLAW       SAFETY-     ADJUSTMENTS      PRO FORMA
                                 ENVIRONMENTAL     KLEEN        DR/(CR)         COMBINED
                                 -------------   ----------   -----------      ----------
                                   (UNAUDITED $ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.......................   $  825,505      $977,122           --        $1,802,627
Expenses:
  Operating....................      630,754       645,488       33,722(D1)     1,276,242
  Depreciation and
    amortization...............       69,767        77,741           --           181,230
  Selling, general and
    administrative.............       95,439       137,961           --           233,400
  Restructuring charge.........      331,697            --                        331,697
                                  ----------      --------     --------        ----------
        Total expenses.........    1,127,657       861,190       33,722         2,022,569
                                  ----------      --------     --------        ----------
Operating income (loss)........     (302,152)      115,932       33,722          (219,942)
Allocated interest expense.....       24,030            --           --            24,030
Interest expense...............       35,724        18,504      100,226(D2)       154,454
Other income...................        2,865         1,587           --             4,452
                                  ----------      --------     --------        ----------
Income (loss) from continuing
  operations before income
  tax..........................     (359,041)       99,015      133,948          (393,974)
Income tax expense (benefit)...     (136,998)       38,294      (53,579)(D3)     (153,283)
                                  ----------      --------     --------        ----------
Income (loss) from continuing
  operations before minority
  interest.....................     (222,043)       60,721       80,369          (241,691)
Minority interest (net of
  tax).........................         (119)           --           --              (119)
                                  ----------      --------     --------        ----------
Income (loss) from continuing
  operations...................   $ (222,162)     $ 60,721     $ 80,369        $ (241,810)
                                  ==========      ========     ========        ==========
Loss per share from continuing
  operations (Note D5).........                                                $   (0.711)
Weighted average common and
  common stock equivalents
  outstanding (000s)...........                                                   339,980(D4)


 See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                          THE COMPANY AND SAFETY-KLEEN
                     PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE THREE MONTHS ENDED NOVEMBER 30, 1997


                                              HISTORICAL      HISTORICAL    PRO FORMA ADJUSTMENTS
                                                LAIDLAW      SAFETY-KLEEN   ----------------------     PRO FORMA
                                             ENVIRONMENTAL   (SEE NOTE C)      DR            CR        COMBINED
                                             -------------   ------------   --------      --------     ---------
                                                    (UNAUDITED $ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues....................................   $211,552        $230,014      $    --       $    --     $441,566
Expenses:
  Operating.................................    145,325         153,412           --            --      298,737
  Depreciation and amortization.............     13,895          17,940        8,729(D1)        --       40,564
  Selling, general and administrative.......     20,401          31,274           --            --       51,675
                                               --------        --------      -------       -------     --------
         Total expenses.....................    179,621         202,626        8,729            --      390,976
                                               --------        --------      -------       -------     --------
Operating income (loss).....................     31,931          27,388        8,729            --       50,590
Allocated interest expense..................         --              --           --            --           --
Interest expense............................     15,139           3,707       25,976(D2)        --       44,822
Other income................................        500             299           --            --          799
                                               --------        --------      -------       -------     --------
Income before income tax....................     17,292          23,980       34,705            --        6,567
Income tax expense..........................      7,227           8,862           --        13,630(D3)    2,459
                                               --------        --------      -------       -------     --------
Income before minority interest.............     10,065          15,118       34,705        13,630        4,108
Minority interest (net of tax)..............         79              --           --            --           79
                                               --------        --------      -------       -------     --------
         Net income.........................   $ 10,144        $ 15,118      $34,705       $13,630     $  4,187
                                               ========        ========      =======       =======     ========
Primary income per share (Note D4):
  Net income per share......................   $  0.056                                                $  0.012
  Weighted average common and common stock
    equivalents outstanding (000's).........    180,822                                                 338,631
Fully diluted income per share (Note D4,
  Note D5):
  Net income per share......................   $  0.047
  Weighted average common and common stock
    equivalents outstanding (000's).........    274,156


 See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                          THE COMPANY AND SAFETY-KLEEN
                        PRO FORMA COMBINED BALANCE SHEET


                             HISTORICAL LAIDLAW       HISTORICAL
                               ENVIRONMENTAL         SAFETY-KLEEN         PRO FORMA ADJUSTMENTS
                             AS OF NOVEMBER 30,   AS OF SEPTEMBER 30,   -------------------------     PRO FORMA
                                    1997           1997 (SEE NOTE C)        DR             CR          COMBINED
                             ------------------   -------------------   ----------     ----------     ----------
                                                         (UNAUDITED $ IN THOUSANDS)
                                                     ASSETS
Current assets:
  Cash and cash
    equivalents............      $    9,843           $   13,273        $              $              $   23,116
  Trade and other accounts
    receivable.............         218,534              141,597                --             --        360,131
  Inventories..............           7,281               48,853                --             --         56,134
  Other current assets.....          24,237               36,658                --             --         60,895
                                 ----------           ----------        ----------     ----------     ----------
         Total current
           assets..........         259,895              240,381                --             --        500,276
Property, plant and
  equipment, net...........       1,151,923              629,561         1,295,644(D6)         --      3,077,128
Goodwill...................          69,407              136,479           537,965(D7)         --        743,851
Other assets...............         108,995               30,771                --          6,636(D8)    133,130
                                 ----------           ----------        ----------     ----------     ----------
         Total assets......      $1,590,220           $1,037,192        $1,833,609     $    6,636     $4,454,385
                                 ==========           ==========        ==========     ==========     ==========

                                                  LIABILITIES
Current liabilities:
  Accounts payable.........      $   67,504           $   63,563        $       --     $       --     $  131,067
  Accrued liabilities......         102,332              102,023                --             --        204,355
  Current portion of
    long-term debt.........          15,534                   --                --         71,914(D10)    87,448
                                 ----------           ----------        ----------     ----------     ----------
         Total current
           liabilities.....         185,370              165,586                --         71,914        422,870
Deferred items:
  Income taxes.............          57,472               57,361                --        518,258(D14)   633,091
  Other....................         171,060               72,447                --             --        243,507
Long-term debt.............         479,805              246,080                --      1,038,924(D10) 1,764,809
Subordinated convertible
  debenture................         350,000                   --                --             --        350,000
                                 ----------           ----------        ----------     ----------     ----------
         Total
           liabilities.....       1,243,707              541,474                --      1,629,096      3,414,277
                                 ----------           ----------        ----------     ----------     ----------
STOCKHOLDERS' EQUITY
  Common stock.............         182,272                5,839                --        149,697(D11)   337,808
  Additional paid-in
    capital................         392,641              194,977                --        343,082(D12)   930,700
  Cumulative foreign
    currency translation
    adj....................          (3,083)                  --                --             --         (3,083)
  Net unrealized gain on
    securities available...           2,209                   --                --             --          2,209
  Retained earnings
    (accumulated
    deficit)...............        (227,526)             294,902           294,902(D13)         --      (227,526)
                                 ----------           ----------        ----------     ----------     ----------
         Total
           stockholders'
           equity..........         346,513              495,718           294,902        492,779      1,040,108
                                 ----------           ----------        ----------     ----------     ----------
         Total liabilities
           and
           stockholders'
           equity..........      $1,590,220           $1,037,192        $  294,902     $2,121,875     $4,454,385
                                 ==========           ==========        ==========     ==========     ==========


 See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

A.  SUMMARY OF OFFER


     The Company has offered to exchange the Offer Consideration for each outstanding SK Share validly tendered on or prior to the Expiration Date and not properly withdrawn. The Offer Consideration per SK Share consists of $18.00 net in cash and that number of shares of Common Stock equal to the Exchange Ratio. "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $12.00 by the weighted average trading prices for Common Stock (as reported on the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) (the "Common Stock Average Price") for ten NYSE Trading Days selected by lot from the twenty trading days ending three business days immediately prior to the Expiration Date, provided, that the Exchange Ratio shall not be less than 2.24 nor greater than 2.80. Accordingly, subject to changes in the actual market value of Common Stock on the date that SK Shares are actually exchanged, each SK Share will be exchanged for (in addition to the Cash Consideration) Common Stock having a market value of $12.00 if the Common Stock Average Price is between $4.28571 and $5.35714. If the Common Stock Average Price is greater than $5.35714, each SK Share will be exchanged for (in addition to the Cash Consideration) Common Stock having a market value of more than $15.00, and, conversely, if the Common Stock Average Price is less than $4.28571, each SK Share will be exchanged for (in addition to $18.00 net in cash) Common Stock having a market value of less than $12.00, in each case subject to changes in the actual market value of Common Stock on the date that SK Shares are actually exchanged. Cash will be paid in lieu of any fractional shares of Common Stock.


     According to the Safety-Kleen Form 10-Q for the period ended September 6, 1997, as of September 6, 1997, there were 58,400,729 SK Shares outstanding. The Company beneficially owns 601,100 SK Shares, or approximately 1.03% of the outstanding SK Shares.


     In contemplation of the Acquisition, the Company has received a commitment letter from TD to provide the Senior Credit Facilities. The Senior Credit Facilities will consist of four parts: (i) a $450 million 6-year Senior Secured Revolving Credit Facility with a $200 million letter of credit sublimit (the "Revolving Credit Facility" or "Facility A"), (ii) a $550 million 6-year Senior Secured Amortizing Term Loan ("Facility B"), (iii) a $550 million Minimally Amortizing 7-year Senior Secured Term Loan ("Facility C") and (iv) a $550 million Minimally Amortizing 8-year Senior Secured Term Loan ("Facility D"); (Facility B, Facility C and Facility D, collectively, the "Term Loans"). The Senior Credit Facilities will be secured by all of the tangible assets of the combined companies. The Credit Facilities will be syndicated to banks and other financial institutions (collectively, the "Lenders") acceptable to the Company and the Agent. All of the capital stock of the Company's subsidiaries, including the acquired Safety-Kleen subsidiaries, will be pledged as part of such security for the Senior Credit Facilities, and such subsidiaries will guaranty the obligations of the Company to the Lenders. The Term Loans will be drawn in full on the closing date. The Revolving Credit Facility will be available commencing on the closing date at which time $200 million will be available for letters of credit and $300 million will be available for loans, subject to an aggregate maximum of $450 million. Interest per annum on the Senior Credit Facilities will vary depending on the particular facility, whether the Company chooses to borrow under LIBOR or non-LIBOR loans and, with respect to Facilities A and B the current total leverage ratio. Under the terms of the Senior Credit Facilities, the Company will be required to use interest rate swaps to manage the risk of interest rate fluctuations. The terms of such interest rate swaps have not been established.


B.  ACCOUNTING TREATMENT ($ IN THOUSANDS)

     If the Merger is consummated, it will be accounted for using the purchase method of accounting applied in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Safety-Kleen will be recorded at their estimated fair value, with any difference between the amount of such fair value and the purchase price being recorded as goodwill. The operating results of the combined company will include the results of operations of Safety-Kleen from and after the closing date of the Merger. (The following assumes no Buyout Proposal Expenses are paid by Safety-Kleen.)

     The aggregate purchase price totals $1,804,443 and is comprised as follows:


SK Shares outstanding at September 6, 1997 according to
  Safety-Kleen's September 6, 1997 Form 10-Q................    58,400,729
SK Shares previously acquired by the Company................      (601,100)
                                                              ------------
SK Shares remaining to be acquired..........................    57,799,629
                                                              ------------
Cash cost at $18.00 per SK Share (Note 1)...................  $  1,040,393
Cost of additional shares of Common Stock to be issued:
  Number of shares of Common Stock to be issued (Note 2)....   155,536,370
  Price per share...........................................  $   4.459375
          Total cost........................................       693,595
                                                              ------------
                                                                 1,733,988
Cost of SK Shares previously acquired by the Company........        13,000
Cost of "in-the-money" Safety-Kleen stock options that are
  assumed to fully vest.....................................        57,445
                                                              ------------
          Total purchase price..............................  $  1,804,433
                                                              ============


---------------


Note 1: If the Buyout Proposal Expenses are paid by Safety-Kleen, and an additional item titled "Cost of Buyout Proposal Expenses" will be included in the table. Payment of the Buyout Proposal Expenses will increase the Total Merger Purchase Price by a maximum of $50 million, when determined on an after-tax basis.



Note 2: Range of possible Exchange Ratios between 2.24 and 2.80 could result in the number of shares of Common Stock ranging between 129,471,169 and 161,838,961.



     The price per share of the additional Company shares to be issued of $4.459375 is the average of the closing NYSE market price for the 20 trading days before January 23, 1998, the trading day before the public announcement of the Company's intention to revise the Offer.


     The purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at November 30, 1997, as follows:

Current assets..............................................  $  240,381
Property, plant and equipment...............................   1,925,205
Goodwill....................................................     674,444
Other assets................................................      24,135
Current liabilities.........................................    (165,586)
Deferred income taxes.......................................    (575,619)
Other deferred items........................................     (72,447)
Long-term debt..............................................    (246,080)
                                                              ----------
          Total purchase price..............................  $1,804,433
                                                              ==========

C.  BASIS OF PRESENTATION


     The accompanying unaudited pro forma combined balance sheet gives effect to the Offer, the Merger and the other transactions described herein as if they had occurred on November 30, 1997. The unaudited pro forma combined statement of income for the year ended August 31, 1997 gives effect to (a) the Rollins Acquisition under the heading "Pro Forma Laidlaw Environmental," and (b) the Rollins Acquisition, the Offer, the Merger and the other transactions described herein as if each had occurred as of September 1, 1997. The unaudited pro forma combined statement of income for the three months ended November 30, 1997 gives effect to the Rollins Acquisition, the Offer, the Merger and the other transactions described herein as if each had occurred as of September 1, 1997.

     The unaudited pro forma combined balance sheet at November 30, 1997 includes the balance sheet of the Company at November 30, 1997 and the balance sheet of Safety-Kleen at September 6, 1997, the latest publicly available financial statement. Since the November 30, 1997 balance sheet of the Company reflects the acquisition of Rollins on May 15, 1997, no pro forma disclosure is required. The unaudited pro forma combined statement of income for the year ended August 31, 1997 includes the Company for the year ended August 31, 1997, Rollins for the period September 1, 1996 to May 15, 1997, and for Safety-Kleen, the aggregate of the 16 weeks ended December 28, 1996 plus the 36 weeks ended September 6, 1997. The unaudited pro forma combined statement of income for the three months ended November 30, 1997 includes the Company for the three months ended November 30, 1997, and Safety-Kleen for the 12 weeks ended September 6, 1997, the latest publicly available interim financial statements. Because Safety-Kleen does not report depreciation and amortization expense in its unaudited interim financial statements, the Company's management has estimated Safety-Kleen's historical depreciation and amortization expense for this period on the basis that it is the same as that reported for the year ended December 31, 1996.

     Both the recent and pending acquisitions have been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair values, based upon publicly available documents and information. The preliminary allocation of the purchase price with respect to Safety-Kleen will be subject to further adjustments as the Company finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. Management does not anticipate that the final allocation of the purchase price will result in a material change to income. The goodwill acquired is being amortized over 40 years on a straight-line basis.

     During the report periods there were no material transactions between the Company and Safety-Kleen.

     The unaudited combined pro forma financial information does not purport to be indicative of the combined financial position or combined results of operations of the Company, Rollins and Safety-Kleen had the transactions assumed therein occurred on the dates specified, nor are they indicative of future financial position or results of operations. The unaudited pro forma financial information does not give effect to potential cost savings of the Rollins Acquisition, nor the cost savings of approximately $100 to $130 million that the Company management believes may be realized as a result of the Merger. There can be no assurances that such cost savings, if any, will be achieved.

     The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company, Rollins and Safety-Kleen and the notes thereto included elsewhere herein.

D.  PRO FORMA ADJUSTMENTS ($ AND SHARES IN THOUSANDS)

     The following adjustments and elimination entries have been made to the unaudited pro forma combined statement of income to reflect the Rollins Acquisition, as of the beginning of fiscal year 1997 using the purchase method of accounting:

          (a) To eliminate transactions between combined companies.

          (b) To eliminate depreciation to reflect the fair value adjustment of property and equipment and to reflect the effects of the Rollins Acquisition upon goodwill amortization.

          (c) To adjust expense to reflect financing costs associated with the Rollins Acquisition.

          (d) To adjust income taxes (benefit) to record the pro forma income taxes (benefits) as computed under Statement of Financial Accounting Standard No. 109 on pro forma pre-tax income (loss).

     The following adjustments and elimination entries have been made to the unaudited pro forma combined statement of income to reflect the acquisition of Safety-Kleen by the Company using the purchase method of accounting for the
Merger:

          1. To adjust depreciation and amortization expense to reflect the fair value adjustment of property, plant and equipment and the effect of the Merger on goodwill amortization, as follows:

                                                                    THREE
                                                                    MONTHS
                                                    YEAR ENDED      ENDED
                                                    AUGUST 31,   NOVEMBER 30,
                                                       1997          1997
                                                    ----------   ------------
To eliminate Safety-Kleen's estimated historical
  intangible and other asset amortization
  expense.........................................   $(15,531)     $(3,584)
To record amortization expense related to goodwill
  arising as a result of the Merger...............     16,861        4,215
To record depreciation expense related to certain
  Safety-Kleen property, plant and equipment
  (primarily buildings, land, improvements and
  processing equipment) written up to estimated
  fair value......................................     32,392        8,098
                                                     --------      -------
          Total adjustment........................   $ 33,722      $ 8,729
                                                     ========      =======

          2. To adjust interest expense for the impact of the additional long-term debt associated with the Merger, as follows:


                                                                    THREE
                                                                    MONTHS
                                                    YEAR ENDED      ENDED
                                                    AUGUST 31,   NOVEMBER 30,
                                                       1997          1997
                                                    ----------   ------------
To eliminate historical Safety-Kleen interest
  expense.........................................   $(18,504)     $(3,707)
To record interest expense on $1,356,918(1) of
  borrowings at 8.75%(2) under the Senior Credit
  Facilities......................................    118,730       29,683
                                                     --------      -------
          Total adjustment........................   $100,226      $25,976
                                                     ========      =======


---------------

(1) Includes additional long-term debt associated with Merger (Note D10) and anticipated refinancing of Safety-Kleen historical long-term debt of $246,080.
(2) At current rates pursuant to the terms of the Senior Credit Facilities.

          3. To adjust income taxes (benefits) to record the pro forma income taxes (benefits) as computed under SFAS 109 on pro forma pre-tax income
     (loss).

          4. Pro forma weighted average common and common stock equivalents outstanding comprise:


                                                   YEAR ENDED                THREE MONTHS ENDED
                                                 AUGUST 31, 1997              NOVEMBER 30, 1997
                                           ---------------------------   ---------------------------
                                                                EXCHANGE RATIO
                                           ---------------------------------------------------------
                                            2.24      2.69       2.8      2.24      2.69       2.8
                                           -------   -------   -------   -------   -------   -------
Laidlaw Environmental weighted average
  historical.............................  138,033   138,033   138,033   180,822   180,822   180,822
Adjustment for Rollins Acquisition.......   46,411    46,411    46,411        --        --        --
Additional Laidlaw Environmental Common
  Stock to be issued in connection with
  the Merger (see Note B)................  129,471   155,536   161,839   129,471   155,536   161,839
                                           -------   -------   -------   -------   -------   -------

                                                   YEAR ENDED                THREE MONTHS ENDED
                                                 AUGUST 31, 1997              NOVEMBER 30, 1997
                                           ---------------------------   ---------------------------
                                                                EXCHANGE RATIO
                                           ---------------------------------------------------------
  Percentage of Laidlaw Environmental
     Shares held by former Safety-Kleen
     Shareholders after the Merger.......     41.5%     46.0%     47.0%
  Laidlaw Environmental Shares
     outstanding at November 30, 1997....  182,282   182,282   182,282
  Additional Laidlaw Environmental Shares
     to be issued in connection with the
     Merger (See Note B).................  129,471   155,536   161,839
  Pro forma Laidlaw Environmental Shares
     at November 30, 1997................  311,753   337,818   344,121
  Primary:
          Pro forma weighted average
            total........................  313,915   339,980   346,283   345,084   361,334   386,150
                                           =======   =======   =======   =======   =======   =======
          Pro forma income (loss) per
            share........................  $(0.770)  $(0.711)  $(0.698)  $ 0.019   $ 0.018   $ 0.017
                                           -------   -------   -------   -------   -------   -------



          5. Fully diluted earnings per share amounts, which would include the dilutive effect of the subordinated convertible debenture, have not been included for the year ended August 31, 1997 nor the three months ended November 30, 1997 as the effect of such inclusion would be to increase earnings per share, and thus be anti-dilutive.


     The following adjustments and elimination have been made to the unaudited pro forma combined balance sheet to reflect the Acquisition using the purchase method of accounting for the Merger:

          6. To write up certain Safety-Kleen property, plant and equipment to fair value.

          7. To eliminate the historical book value of Safety-Kleen's intangible assets and record the goodwill resulting from the Merger as follows:

Eliminate historical Safety-Kleen intangible assets.........  $(136,479)
Record goodwill arising from the Acquisition (See Note A)...    674,444
                                                              ---------
Net goodwill adjustment.....................................  $ 537,965
                                                              =========

          8. To write-off the estimated book value of Safety-Kleen's other assets.

          9. The Company's management estimates that approximately $100,000 of costs related to facility closures, severance costs and other direct acquisition costs would be incurred in connection with the Merger; these estimates of costs are not yet based on sufficient factual information so as to be included as pro forma adjustments and are subject to change as additional information becomes available.

          10. To record the additional long-term debt associated with the Merger (see Note B), as follows:


Cash component of acquiring outstanding Safety-Kleen
  Shares....................................................  $1,040,393
Cost of SK Shares previously acquired.......................      13,000
Cost of stock options.......................................      57,445
                                                              ----------
Total long-term debt adjustment.............................  $1,110,838
Less: current portion adjustment............................     (71,914)
                                                              ----------
  Net long-term debt adjustment.............................  $1,038,924
                                                              ==========

          11. To record the additional common stock associated with the Merger, as follows:


Eliminate historical SK common stock........................  $ (5,839)
Issuance of additional shares of Common Stock (Note B)......   155,536
                                                              --------
  Total Common Stock adjustment.............................  $149,697
                                                              ========


          12. To record the impact on additional paid-in capital associated with the Merger, as follows:


Eliminate historical Safety-Kleen additional paid-in
  capital...................................................  $(194,977)
Issuance of additional shares of Common Stock (Note B)......    538,059
                                                              ---------
  Total additional historical paid-in capital adjustment....  $ 343,082
                                                              =========


          13. To eliminate historical Safety-Kleen retained earnings.

          14. To record the incremental change in the Company's tax liability and benefit which results from the adjustment of certain assets and the recording of certain liabilities utilizing the Federal statutory rate of 35% plus an effective state rate of 5%.

RECOMMENDATION OF THE BOARD

     The Board has determined that the Issuance is in the best interests of the Company and the Stockholders, has approved the Issuance and recommends that the Stockholders vote "FOR" the proposal to approve the Issuance.

                                   PROPOSAL 2

                            AMENDMENT OF CERTIFICATE

GENERAL

     The Company is currently authorized to issue 350,000,000 shares of Common Stock. The Amendment, if approved, would increase the number of authorized shares of Common Stock to 750,000,000 shares. Assuming that the Amendment is
approved and adopted and the Acquisition is consummated, as of             ,
199 , between           and           shares of authorized Common Stock would
remain available for future issuance. The Company currently does not have a sufficient number of authorized but unissued shares of Common Stock to consummate the Acquisition. If the proposed Amendment is approved, the newly authorized shares of Common Stock will have voting and other rights identical to the currently authorized shares of Common Stock.


     The Board believes that it is in the Company's best interests to have the flexibility to issue additional shares of Common Stock. At present, the Company has no agreements, understandings or plans for the issuance or use of the additional shares of Common Stock proposed to be authorized. However, the Board of Directors believes that the current number of authorized and unreserved shares of Common Stock may be insufficient to meet the Company's future needs. The availability of additional shares will enhance the Company's flexibility in connection with possible future acquisition opportunities, financing needs and other business opportunities, to effect stock dividends or stock splits and to provide appropriate equity-based compensation. Except as otherwise required by applicable law, the Certificate, the Bylaws or any stock exchange or market on which the Company's securities may then be listed or traded, such additional shares of Common Stock could be issued at such time, for such purposes, and for such consideration as the Board may determine, without further authorization by the Stockholders.


     If the Stockholders approve the Amendment, it will be adopted regardless of whether the Acquisition is consummated.

     Although the Board will authorize the issuance of additional shares of Common Stock only when it considers doing so to be in the best interests of Stockholders, the issuance of additional shares of Common Stock may, among other things, have a dilutive effect on the earnings per share of Common Stock and on the equity and voting rights of holders of shares of Common Stock. The issuance of additional shares, or the perception in the future that additional shares may be issued, may also adversely effect the market price of the Common Stock. The increase in the availability for issuance of additional shares of Common Stock pursuant to the Amendment also could be viewed as having antitakeover effects by rendering more difficult or discouraging an attempt to obtain control of the Company. Although the Board has no current plans to do so, shares of Common Stock could be issued in various transactions that would make a change in control of the Company more difficult or costly and therefore less likely. For example, shares of Common Stock could be privately sold to purchasers favorable to the Board in opposing a change in control or to dilute the stock ownership of a person seeking to obtain control. The Company has no present intention to use the increased shares of authorized Common Stock for anti-takeover purposes and is not aware of any efforts to obtain control of the Company.

     A copy of the proposed Amendment to the Company's Certificate is attached to this Proxy Statement as Annex B. Stockholders are urged to read the proposed Amendment in its entirety.

RECOMMENDATION OF THE BOARD

     The Board has declared the Amendment advisable and determined that it is in the best interests of the Company and its Stockholders, has unanimously approved and adopted the Amendment and recommends that Stockholders vote "FOR" the Amendment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERS OF FIVE PERCENT OR MORE OF THE COMMON STOCK

     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company by the only person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock as of December 15, 1997, based on copies of reports filed on Schedule 13D with the Commission.

                                                               NUMBER OF
NAME                                                            SHARES      PERCENT OF CLASS
----                                                          -----------   ----------------
Laidlaw Inc.(1).............................................  121,647,834        66.74%
  3221 North Service Road
  Burlington, Ontario,
  Canada L7R3Y8

---------------

(1) The shares of Common Stock shown as owned by Laidlaw Inc. are held of record by Laidlaw Transportation, Inc., its wholly owned subsidiary.

STOCK OWNERSHIP OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of             , 1998, information
regarding the beneficial ownership of the Common Stock of the Company by (i) each of the Company's directors, (ii) the Chief Executive Officer of the Company, (iii) each of the Company's other executive officers and (iv) all of the Company's directors and executive officers as a group.

                                                              NUMBER OF    PERCENT OF
                            NAME                               SHARES         CLASS
                            ----                              ---------   -------------
Kenneth W. Winger...........................................        -0-         N/A
James R. Bullock(1).........................................        -0-         N/A
John R. Grainger(1).........................................        -0-         N/A
Leslie W. Haworth(1)........................................        -0-         N/A
John W. Rollins, Sr.(2).....................................  3,697,576        2.05%
John W. Rollins, Jr.(3).....................................    357,862           *
David E. Thomas, Jr.........................................        -0-         N/A
Henry B. Tippie(4)..........................................  2,294,689        1.27%
James L. Wareham............................................        -0-         N/A
Grover D. Wrenn.............................................        -0-         N/A
Michael J. Bragagnolo.......................................        -0-         N/A
Henry H. Taylor.............................................        -0-         N/A
Paul R. Humphreys...........................................        -0-         N/A
All directors and executive officers as a group (13
  persons)..................................................  6,350,127        3.52%

---------------

* Signifies less than 1%
(1) Messrs. Bullock, Grainger and Haworth are officers of Laidlaw Inc.
(2) Includes 191,737 shares held by Mr. Rollins as co-trustee. Does not include 6,191 shares owned by Mr. Rollins' wife, as to which shares Mr. Rollins disclaims any beneficial ownership.
(3) Does not include 182,749 shares owned by Mr. Rollins' wife and 101,975 shares held by his wife as custodian for his minor children, as to which Mr. Rollins disclaims any beneficial ownership.

(4) Includes 968,689 shares held by Mr. Tippie as co-trustee; 26,000 shares held by him as trustee; and 30,000 shares owned by a partnership over which he has sole voting power. Does not include 23,000 shares owned by Mr. Tippie's wife and 21,000 shares held by his wife as trustee for his children, as to which shares Mr. Tippie disclaims any beneficial ownership.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of the Company incorporated in this Proxy Statement by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report, which is also incorporated herein by reference. The Company anticipates that the representatives of Coopers & Lybrand will attend the Special Meeting, may make a statement if they desire to do so and also will be available to respond to appropriate questions.

                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company no later than July 2, 1998. Proposals may be mailed to the Company, to the attention of the Secretary, 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201.